The following was posted by GlaxoSmithKline on Twitter at https://twitter.com/GSK/status/1069563462223826945 on December 3, 2018. Exhibit (A)(5)(E)

The following was posted by GlaxoSmithKline on Twitter at https://twitter.com/GSK/status/1069568685411614720 on December 3, 2018.

The following was posted by GlaxoSmithKline on Twitter at https://twitter.com/GSK/status/1069569105076858881 on December 3, 2018.

The following was posted by GlaxoSmithKline on Twitter at https://twitter.com/GSK/status/1069569580886982657 on December 3, 2018.

The following was posted by GlaxoSmithKline on Twitter at https://twitter.com/GSK/status/1069570109369450497 on December 3, 2018.

The following was posted by GlaxoSmithKline on Twitter at https://twitter.com/GSK/status/1069570826612158464 on December 3, 2018.

The following was posted by GlaxoSmithKline on Twitter at https://twitter.com/GSK/status/1069571323888893952 on December 3, 2018.

The following was posted by GlaxoSmithKline on Twitter at https://twitter.com/GSK/status/1069572465209368577 on December 3, 2018.

The following was posted by GlaxoSmithKline on Twitter at https://twitter.com/GSK/status/1069573960562561024 on December 3, 2018.

The following was posted by GlaxoSmithKline on Twitter at https://twitter.com/GSK/status/1069577131204767745 on December 3, 2018.

The following was posted by GlaxoSmithKline on Twitter at https://twitter.com/GSK/status/1069602066572693505 on December 3, 2018.

The following was posted by GlaxoSmithKline on LinkedIn at https://www.linkedin.com/feed/update/urn:li:activity:6475340582469332992 on December 3, 2018.

The following was posted by GlaxoSmithKline on Facebook at https://www.facebook.com/GSK/photos/rpp.123311187737843/1934951439907133/?type=3&theater on December 3, 2018.

Additional Information This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the issued and outstanding shares of common stock of the Company described in this announcement has not commenced. At the time the tender offer is commenced, GSK, GlaxoSmithKline LLC, a Delaware limited liability company (“GSK LLC”), and Purchaser will file, or will cause to be filed, a Schedule TO Tender Offer Statement with the U.S. Securities and Exchange Commission (the “SEC”) and the Company will file a Schedule 14D-9 Solicitation/Recommendation Statement with the SEC, in each case with respect to the tender offer. The Schedule TO Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Schedule 14D-9 Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to the Company’s stockholders at no expense to them by the information agent for the tender offer, which will be announced. In addition, those materials and all other documents filed by, or caused to be filed by, GSK, GSK LLC and Purchaser with the SEC will be available at no charge on the SEC’s website at www.sec.gov.   Forward-looking Statements   GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this press announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Such factors include, but are not limited to, those described under Item 3.D Principal risks and uncertainties in GSK's Annual Report on Form 20-F for 2017. GSK is providing the information in this announcement as of this date and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.